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                         CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 9 to the Registration Statement of Inheiritage Account of First Allmerica Financial Life Insurance Company on Form S-6 of our report dated February 2, 1999, except for paragraph 2 of Note 18 and
Note 20, which are as of March 19, 1999 and April 1, 1999, respectively, relating to the financial statements of First Allmerica Financial Life Insurance Company, and our report dated March 26, 1999, relating to the financial statements of Inheiritage Account of First Allmerica Financial
Life Insurance Company, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 22, 1999